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------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires:  January 31, 2005|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|     Still                David     W.  | Simtek Corporation (SRAM)                      |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  | X Officer               Other          |
|                                        |  Number of Reporting  |  Day/Year              |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |  January 23, 2003      |   Vice President Sales & Marketing     |
|  8025 Toltec Lane                      |                       |                        |   ----------------------------------   |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Colorado Springs       CO      80908   |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.        |2A.         |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)        |Transact- |Deemed      |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                    |ion Date  |Execution   |(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                    |(Mo/Day/  |Date, if any|---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                    |Yr)       |(Mo/Day/    |    |    |                |(A) |         |  Month          |or  |                    |
|                    |          |Yr)         |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.        |2.     |3.   |3A.   |4.       |5.                 |6.           |7.                   |8.    |9.        |10. |11.      |
|Title of  |Conver-|Trans|Deemed|Trans-   |Number of          |Date         |Title and Amount     |Price |Number    |Own.|Nature   |
|Derivative|sion   |Date |Execu-|action   |Derivative         |Exercisable  |of Underlying        |of    |of        |Form|of In-   |
|Security  |or     |(Mon/|tion  |Code     |Securities         |and          |Securities           |Deriv-|Derivative|of  |direct   |
|(Instr. 3)|Exer-  | Day |Date, |(Instr.8)|Acquired (A)       |Expiration   |(Instr. 3 and 4)     |ative |Securities|Deri|Bene-    |
|          |cise   |Year)|if any|         |or Disposed of (D) |Date         |                     |Secur-|Benefi-   |Sec.|ficial   |
|          |Price  |     |(Mo/  |         |(Instr. 3, 4 and 5)|(Month/Day/  |                     |ity   |cially    |Dir.|Owner-   |
|          |of     |     | Day/ |         |                   |   Year)     |                     |(Instr|Owned at  |(D) |ship     |
|          |Deriv- |     | Year)|         |                   |-------------|---------------------|5)    |End of    |or  |(Instr.  |
|          |ative  |     |      |         |                   |      |      |          |Amount or |      |Month     |Ind.|4)       |
|          |Secur- |     |      |---------|-------------------|Date  |Exp.  |   Title  |Number of |      |(Instr. 4)|(I) |         |
|          |ity    |     |      |Code| V  |   (A)   |   (D)   |Exbl. |Date  |          |Shares    |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Employee  | $0.17 |1/22/|      | A  |    | 50,000  |         |7/22/ |1/22/ |Common    | 50,000   |$0.17 | 50,000   | D  |         |
|Non-      |       | 03  |      |    |    |         |         | 03   | 10   |Stock     |          |      |          |    |         |
|Qualified |       |     |      |    |    |         |         | (1)  |      |          |          |      |          |    |         |
|Stock     |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Option    |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1)  These options vest over 36 months, however, the officer must remain employed 6 months after the grant date in order for the options to begin vesting.


**Intentional misstatements or omissions of facts constitute Federal           /s/ David W. Still                  January 23, 2003
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    David W. Still
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
                                                                                                                      PAGE:  2 OF  2
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